Exhibit 24

The AES Corporation (the “Company”)

Power of Attorney

The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Victoria D. Harker and Brian A. Miller and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2010 Annual Report on Form 10-K and any and all amendments and supplements thereto. This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Samuel W. Bodman, III Samuel W. Bodman, III	Director	February 18, 2011

/s/ Paul Hanrahan Paul Hanrahan	Principal Executive Officer and Director	February 18, 2011

/s/ Tarun Khanna Tarun Khanna	Director	February 18, 2011

/s/ Kristina M. Johnson Kristina M. Johnson	Director	February 18, 2011

/s/ John A. Koskinen John A. Koskinen	Director	February 18, 2011

/s/ Philip Lader Philip Lader	Director	February 18, 2011

/s/ Sandra O. Moose Sandra O. Moose	Director	February 18, 2011

/s/ John B. Morse, Jr. John B. Morse, Jr.	Director	February 18, 2011

/s/ Philip A. Odeen Philip A. Odeen	Chairman and Lead Independent Director	February 18, 2011

/s/ Charles O. Rossotti Charles O. Rossotti	Director	February 18, 2011

/s/ Sven Sandstrom Sven Sandstrom	Director	February 18, 2011